    As filed with the Securities and Exchange Commission on April 30, 1997
                                                         Registration No. 333-
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ----------------

                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------


                         ROBOTIC VISION SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)


    Delaware                                                    11-2400145
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification Number)


                             425 Rabro Drive East
                          Hauppauge, New York  11788
                   (Address of principal executive offices)


                                1996 STOCK PLAN
                           (Full title of the Plan)


                            PAT V. COSTA, President
                         Robotic Vision Systems, Inc.
                             425 Rabro Drive East
                           Hauppauge, New York 11788
                                (516) 273-9700
           (Name, address and telephone number, including area code,
                             of agent for service)

                               ----------------


                                with a copy to:


                             IRA I. ROXLAND, Esq.
                Cooperman Levitt Winikoff Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York  10022
                                (212) 688-7000

                        CALCULATION OF REGISTRATION FEE

 ------------------------------------------------------------------------------------------
                                          Proposed  maximum  Proposed maximum   Amount of
   Title of securities     Amount to be   offering price       aggregate      registration
    to be registered       registered*      per share**     offering price**      fee
------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share...........  500,000 shs.       $8-7/8            $4,437,500     $1,344.70
------------------------------------------------------------------------------------------


* In addition to 1,000,000 shares of common stock with respect to the 1996 Stock Option Plan previously registered pursuant to Registration No. 333-03139.

** Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) based on the closing price reported on the NASDAQ National Market on April 24, 1997.

================================================================================

      PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


      Item 3.  Incorporation of Documents by Reference.

                The following documents, filed by Robotic Vision Systems, Inc. (the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

                1. Registrant's Annual Report on Form 10-K and 10-K/A-1 for the fiscal year ended September 30, 1996;

                2. Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996;

                3. Registrant's Current Report on Form 8-K , 8-K/A-1 and 8-K/A-2 dated October 9, 1996 related to the Registrant's acquisition by merger of Systemation Engineered Products, Inc.

                4. The supplemental consolidated financial statements of the Registrant, and related notes, comprising a portion of the Registrant's Registration Statement on Form S-3 (File No. 333-20209), declared effective on January 31, 1997; and

                5. Registrant's Registration Statement on Form 8-A (File No. 0-8623) containing a description of Registrant's Common Stock, par value $.01 per share (the "Common Stock").


                All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


      Item 4.  Description of Securities.

                The Common Stock of Registrant is registered under Section 12 of the Exchange Act.

      Item 5.  Interests of Named Experts and Counsel.

                Not Applicable


      Item 6.  Indemnification of Directors and Officers.

                Article SEVENTH of the Certificate of Incorporation of the Registrant provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation of its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
      Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

                Section 145 of the Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                Section 145 also provides that a corporation may indemnify any person who was or is a party or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.


      Item 7.  Exemption from Registration Claimed.

                Not Applicable.


      Item 8.  Exhibits.

           4      1996 Stock Plan*




           5 Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. as to the legality of the Common Stock registered hereby

           23(a)  Consent of Cooperman Levitt Winikoff Lester & Newman, P.C.
                     (Reference is made to Exhibit 5 herein)

           23(b)  Consent of Deloitte & Touche LLP

           23(c)  Consent of Arthur Andersen LLP

           23(d)  Consent of Ernst & Young LLP


      Item 9.  Undertakings.

                (a) The Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such

      ________________________

         *Denotes an exhibit to Registration Statement on Form S-8 (File No. 333-03139) which is incorporated by reference.

                                information in this Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (i) and
      (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Certificate of Incorporation of the Registrant and the provisions of the Delaware law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hauppauge, State of New York, on the 30th day of April, 1997.

                                 ROBOTIC VISION SYSTEMS, INC.


                                 By: /s/Pat V. Costa
                                     ---------------------------------------
                                      Pat V. Costa, President


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature                            Title                    Date
---------                            -----                    ----


                         Chairman of the Board
  /s/Pat V. Costa        President and Director
_______________________  (Principal Executive Officer)   April 30, 1997
  Pat V. Costa


                         Executive Vice President,
                         Secretary/Treasurer and
                         Director (Principal Financial
  /s/Robert H. Walker    Officer and Principal
_______________________  Accounting Officer)             April 30, 1997
  Robert H. Walker


  /s/Howard Stern        Senior Vice President
_______________________  and Director                    April 30, 1997
  Howard Stern

_______________________  Director
  Donald J. Kramer


  /s/Jay M. Haft
_______________________  Director                         April 30, 1997
  Jay M. Haft


_______________________  Director
  Frank A. DiPietro


  /s/Mark J. Lerner
_______________________  Director                         April 30, 1997
  Mark J. Lerner



______________________   Director
  Tomas Kohn
                                       6